EXHIBIT 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:                      AT FRB|WEBER SHANDWICK
Bob Ende                             WORLDWIDE:
Senior Vice President of Finance     General Info: Marilynn Meek (212) 445-8451
COMFORCE Corporation                 Investor Info: Susan Garland (212) 445-8458
(516) 437-3300
bende@comforce.com


FOR IMMEDIATE RELEASE
November 12, 2003

            COMFORCE CORPORATION ANNOUNCES THIRD QUARTER 2003 RESULTS


Woodbury, NY - November 12, 2003- COMFORCE Corporation (ASE: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for the third quarter ended September 28, 2003. Revenues in the quarter were $ 96.3 million down, 1.6% from $97.9 million from the same period last year. Revenues were affected by the ongoing softness in corporate spending, particularly in sales to Information Technology, Telecom, and Other Staffing Services customers in the Staff Augmentation segment. In addition, service revenues in the Financial Outsourcing Services Segment were lower as compared to the same period last year. The decline in revenues was partially offset by solid growth in PRO Unlimited, which had an 8.8% growth in revenues in the third quarter of 2003 compared to the third quarter of 2002.

Gross profit for the third quarter of 2003 was $15.9 million or 16.5% of sales, compared to $17.5 million, or 17.9% of sales in the third quarter of 2002. Operating loss for the third quarter was $(26.5) million compared to operating income of $2.9 million in the third quarter of 2002. In the third quarter of 2003, under the provisions of SFAS 142, the Company recorded a non-cash charge for goodwill impairment in the amount of $28.0 million. Excluding this non-cash charge, operating income for the third quarter was $1.5 million. As a percentage of sales, operating income excluding the goodwill impairment and before depreciation and amortization decreased to 2.7% in the third quarter of 2003, compared to 4.0% in the prior year period. The lower operating profit was the result of lower Company revenue, a lower gross margin percentage due primarily to PRO Unlimited representing a higher percentage of the Company's revenue, and pricing pressures, partially offset by lower selling, general and administrative expenses.

Interest expense was $3.3 million for the third quarter of 2003, compared to $4.1 million in the third quarter of 2002. The decrease in interest expense was due to lower borrowing levels, lower market interest rates, and the previously announced retirement of the Company's 15% PIK debentures.

There was a pre-tax loss of $(29.8) million in the third quarter 2003, compared to a pre-tax loss of $(1.1) million in the prior year period. The Company realized a tax benefit of $3.7 million in the third quarter of 2003, compared to a tax benefit of $340,000 in the third quarter of 2002.

Principally due to the $28.0 million write-off of goodwill, the Company recorded a net loss of $(26.1) million, or $(1.59) per basic and diluted share in the third quarter of 2003, compared to net loss of $(794,000) or $(0.05) per basic share and diluted share in the prior year period. .

Nine Month Results

COMFORCE reported revenues of $276.0 million for the first nine months of 2003, a decrease of 5.0% from revenues of $290.5 million in the comparable year period. Revenue for the nine-month period reflects the continuing effects of a jobless economic recovery, particularly in sales to customers in the certain areas of the Staff Augmentation segment, including Information Technology and Telecom. Financial Outsourcing Services Segment sales were also lower for the first nine months of 2003, compared to the first nine months of 2002. The lower sales were partially offset by the 9.5% year-over-year growth in revenues by PRO Unlimited for the first nine months of 2003.

Operating loss was $(21.6) million in the first nine months of the year, compared to an operating income of $8.5 million in the prior year period. In the first nine months of 2003, under the provisions of SFAS 142, the Company recorded a non-cash charge for goodwill impairment in the amount of $28.0 million. Excluding this non-cash charge, operating income for the first nine months of 2003 was $6.4 million. Included in the operating loss for the first nine months was a previously recorded insurance recovery of $1.6 million related to a non-cash charge for uncollectable funding and service fees receivable of $2.4 million which was recorded in the fourth quarter of 2001.

Interest expense for the first nine months of 2003 was $10.7 million compared to interest expense of $12.2 million for the comparable period last year. As a result of the Company's repurchase of 12% Senior Notes in the second quarter of 2003 and the Company's exchange and repurchase of 15% PIK debentures in the first quarter of 2003, the Company recognized a gain on debt extinguishment of $8.8 million in the first nine months of 2003. Including the cumulative effect of a change in accounting principle, relative to the Company's write-off of goodwill in the amount of $52.8 million net of tax, COMFORCE reported a net loss of $(55.5) million or $(3.33) per share in the first nine months of 2002.

Principally due to the $28.0 million write-off of goodwill, COMFORCE recorded a net loss of $(23.4) million, or $(1.44) per basic and diluted share for the first nine months of 2003, compared to a net loss, excluding the cumulative effect of a change in accounting principle, of $(2.7) million or $(0.16) per basic and diluted share for the same period last year.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "According to statistics released last Friday, October showed a slight improvement in unemployment numbers, however, this had no effect on our third quarter and to date we see little, if any, increase in demand for staffing services, most particularly in our Staff Augmentation segment.

"Visibility remains unclear as to when business conditions might improve but we are well positioned to capitalize on improving conditions as they occur. In the meantime, we remain cost conscious, as we make prudent investments in our business to stimulate future growth."

COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on November 12, 2003. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for reply.

About COMFORCE

COMFORCE  Corporation  provides specialty  staffing,  consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three businesses segments - Staff Augmentation, Human Capital Management Services and Financial Outsourcing Services. The Staff Augmentation segment provides Healthcare Support Services, including Travel Nurses Unlimited and Nurse Staffing Services, Information Technology (IT), Telecom, Technical Services and Other Staffing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has forty-two (42) offices nationwide.


          To view the Company's web page visit http://www.comforce.com

Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: a continuation of the current economic environment, particularly in the aircraft manufacturing, telecom, information technology and other sectors served by the Company, may result in a reduced demand for contingent personnel and create heightened competition for customers that could negatively impact margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the recent effectiveness of new accounting rules will heighten the standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $74.0 million in 2002 and $28.0 million in 2003), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 29, 2002 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.



                            -Financial Tables Follow-


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

                   COMFORCE CORPORATION AND SUBSIDIARIES

            Consolidated Statements of Operations
           (in thousands, except per share amounts)
                         (unaudited)


                                                                   Three Months Ended            Nine Months Ended
                                                                September 28,  September 29,  September 28, September 29,
                                                                   2003           2002           2003          2002
                                                                -------------  -------------  ------------- -------------

Revenue:
   Net sales of services                                        $    96,343     $ 97,906       $276,027     $290,486
                                                                -----------     --------       --------     --------
Costs and expenses:
   Cost of services                                                  80,437       80,361        229,218      237,758
   Selling, general and administrative expenses                      13,334       13,599         37,209       41,279
   Goodwill impairment                                               28,000            -         28,000            -
   Depreciation and amortization                                      1,090        1,004          3,207        2,985
                                                                -----------     --------       --------     --------
        Total costs and expenses                                    122,861       94,964        297,634      282,022
                                                                -----------     --------       --------     --------
Operating (loss) income                                             (26,518)       2,942        (21,607)       8,464
                                                                -----------     --------       --------     --------
Other income (expense):
   Interest expense                                                  (3,267)      (4,131)       (10,678)     (12,171)
   Write-off of deferred financing costs                                  -            -           (431)           -
   Gain on debt extinguishment                                            -            -          8,774            -
   Other income, net                                                    (26)          55            619          218
                                                                -----------     --------       --------     --------
                                                                     (3,293)      (4,076)        (1,716)     (11,953)
Loss before tax and cumulative effect of a change
    in accounting principle                                         (29,811)      (1,134)       (23,323)      (3,489)
Provision (benefit) for income taxes                                 (3,721)        (340)            79         (769)
                                                                -----------     --------       --------     --------
        Loss before a cumulative effect of a
          change in accounting principle                            (26,090)        (794)       (23,402)      (2,720)
                                                                -----------     --------       --------     --------
Cummulative effect of a change in accounting
   principle - goodwill impairment,
   net of tax benefit of $2,200                                           -            -              -      (52,800)
                                                                -----------     --------       --------     --------
        Net loss                                                $   (26,090)    $   (794)      $(23,402)    $(55,520)
Dividends on preferred stock                                            381            -            546            -
        Loss attributable to common
          stockholders                                          $   (26,471)    $   (794)      $(23,948)    $(55,520)
                                                                ============    =========      =========    ========

Basic and diluted loss per common share:
   Loss before a cumulative effect of a
        change in accounting principle                          $     (1.59)    $  (0.05)      $  (1.44)    $  (0.16)
   Cummulative effect of a change in accounting
        principle - goodwill impairment                                   -            -              -        (3.17)
   Net loss                                                     $     (1.59)    $  (0.05)      $  (1.44)    $  (3.33)

Weighted average common shares outstanding, basic and diluted        16,659       16,659         16,659       16,659
                                                                ============    =========      =========    ========



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

                     COMFORCE CORPORATION AND SUBSIDIARIES
                          Consolidated Balance Sheets
              (in thousands, except share and per share amounts)
                                                                                    September 28,       December 29,
     Assets                                                                              2003               2002
                                                                                    -------------       ------------
Current assets:
    Cash and cash equivalents                                                         $      4,915               6,378
    Accounts receivable, net                                                                 51,891              45,244
    Funding and service fees receivable, net                                                 22,175              28,365
    Prepaid expenses and other current assets                                                 5,598               6,391
    Deferred income taxes, net                                                                2,741               1,858
                                                                                      -------------             -------
                 Total current assets                                                        87,320              88,236
Property and equipment, net                                                                   9,196              11,612
Intangible assets, net                                                                          148                 198
Goodwill, net                                                                                32,242              60,242
Deferred financing costs, net                                                                 2,432               2,576
                                                                                      -------------             -------
                 Total assets                                                         $     131,338             162,864
                                                                                      =============             =======

                     Liabilities and Stockholders' Deficit
Current liabilities:
    Accounts payable                                                                  $       1,614               2,957
    Accrued expenses                                                                         44,101              37,893
                                                                                      -------------             -------
                 Total current liabilities                                                   45,715              40,850
Long-term debt                                                                              124,135             142,779
Deferred income taxes, net                                                                      161                 161
Other liabilities                                                                               144                 315
                                                                                      -------------             -------
                 Total liabilities                                                          170,155             184,105
Commitments and contingencies
Stockholders' deficit:
    Common stock, $.01 par value; 100,000,000 shares authorized,
      16,659,379 and 16,659,360 shares issued and
      outstanding at September 28, 2003 and December 29, 2002, respectively                     167                 167
    Preferred stock                                                                           4,817                   -
    Additional paid-in capital                                                               50,501              49,588
    Accumulated other comprehensive income (loss)                                                49                 (47)
    Accumulated deficit                                                                     (94,351)            (70,949)
                                                                                      -------------             -------
                 Total stockholders' deficit                                                (38,817)            (21,241)
                                                                                      -------------             -------
                 Total liabilities and stockholders' deficit                          $     131,338             162,864
                                                                                      =============             =======
